TOLL PROCESSING AGREEMENT

BY AND BETWEEN

NORTHLAND CRANBERRIES, INC.

and

OCEAN SPRAY CRANBERRIES, INC.

September 23, 2004

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EXHIBITS

Exhibit 1	—	Pesticide Screening Services
Exhibit 2	—	Procedures and Standards--Northland Products
Exhibit 3	—	Specifications for Concentrate
Exhibit 4	—	Fee Schedule
Exhibit 5	—	Guarantee Schedule
Exhibit 6	—	Initial Representatives
Exhibit 7	—	Allowable Acreage
Exhibit 8	—	Eagle River Growers and Acreage

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TOLL PROCESSING AGREEMENT

        THIS TOLL PROCESSING AGREEMENT (the “Agreement”) is entered into as of the 23rd day of September, 2004, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (“Northland”), and OCEAN SPRAY CRANBERRIES, INC., a Delaware corporation (“Ocean Spray”).

RECITALS

        WHEREAS, Northland desires to engage Ocean Spray to perform certain services (as more specifically set forth herein) related to the processing of cranberries, and Ocean Spray desires to accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and intending to be legally bound, Northland and Ocean Spray mutually agree as follows:

    1.    APPOINTMENT; TERM OF AGREEMENT

        A.    Appointment. Northland hereby appoints Ocean Spray as the processor of the Northland Products and Ocean Spray hereby accepts such appointment, subject to the terms and conditions of this Agreement. Except as set forth in the last sentence of Section 4.B., Northland shall submit to Ocean Spray all of its Northland Products up to the Maximum Deliveries for processing into concentrates. Ocean Spray shall be obligated to provide the Services with respect to all deliveries of Northland Products on the terms set forth herein; provided that Ocean Spray shall not be obligated to provide the Services for deliveries of Northland Products in excess of the Maximum Deliveries for any Year this Agreement is in effect; and provided further that Ocean Spray will be obligated to provide the Services for deliveries of Northland Products in excess of the Maximum Deliveries if Ocean Spray exercises the Excess Products Option (as defined herein).

        B.    Option. After there has been a Change in Control, Ocean Spray shall have the option (the “Excess Products Option”), exercisable each calendar year of this Agreement, to require Northland to submit for processing into Concentrate under the terms and conditions of this Agreement the Northland Products in excess of the Maximum Deliveries, exercisable only in accordance with this Section 1.B. Ocean Spray may elect or decline to exercise the Excess Products Option at any time by delivering written notice of its intention to do so to Northland. If Ocean Spray provides Northland with a “Timely Declination Notice” (as defined below), then Ocean Spray shall, at the rate set forth in Exhibit 4, receive, clean and bin the Northland Products in excess of the Maximum Deliveries for the complete first harvest following the date of such Timely Declination Notice, provided that if Northland takes any action that would increase the Allowable Acreage after a Change in Control, then Ocean Spray shall not be obligated to receive, clean or bin any cranberries harvested from such additional acreage. If Ocean Spray delivers to Northland an “Untimely Declination Notice” (as defined below), or fails prior to the start of the harvest in any given calendar year to provide any notice regarding its decision of whether to exercise or decline the Excess Products Option, then Ocean Spray shall receive, clean, bin and process into Concentrate all of the Northland Products in excess of the Maximum Deliveries in accordance with its obligations under Section 2.A. for the first harvest after Northland receives an Untimely Declination Notice or Ocean Spray fails to provide any notice regarding its decision to exercise, and such Concentrate shall be subject to all of the provisions of this Agreement and Ocean Spray also shall be obligated to receive, clean and bin the Northland Products in excess of the Maximum Deliveries for the next following harvest, provided that if Northland takes any action that would increase the Allowable Acreage after a Change in Control, then Ocean Spray shall not be obligated to receive, clean, bin or process any cranberries harvested from such additional acreage. If Ocean Spray declines or fails to exercise the Excess Products Option for any calendar year, then the Excess Products Option shall lapse with respect to all subsequent calendar years for the Term of this Agreement, and Ocean Spray shall not have the right to exercise the Excess Products Option in any future years. For any calendar year during which Ocean Spray provides a notice of exercise of the Excess Products Option to Northland, Northland shall be required to submit for processing into Concentrate under the terms and conditions of this Agreement any cranberries subject to the Excess Products Option.

        For purposes of this Section 1.B., a “Timely Declination Notice” shall mean and include any written notice by Ocean Spray to Northland of Ocean Spray’s intention not to exercise the Excess Products Option which is delivered by Ocean Spray to Northland: (a) in the year under this Agreement during which Ocean Spray receives from Northland a notice of a Change in Control, by the later of: (i) April 1 of the relevant year; or (ii) 30 days following Ocean Spray’s receipt of Northland’s Change in Control notice; (b) in any year under this Agreement subsequent to the Year in which Ocean Spray receives a Change in Control notice from Northland, by April 1 of such year; and (c) in any year in which Northland delivers to Ocean Spray an update to the schedule of Allowable Acreage as required by Section 4.A., within fifteen (15) days of Ocean Spray’s receipt of such schedule update, in which case the Excess Products Option shall apply only to the acres listed on such schedule update.

        For purposes of this Section 1.B. of this Agreement, an “Untimely Declination Notice” shall mean any notice by Ocean Spray of its decision not to exercise its Excess Products Option which is not a Timely Declination Notice.

        C.    Term. Unless terminated earlier in accordance with Section 19, the term of this Agreement (the “Term”) shall be for the period commencing on the date hereof (the “Effective Date”) and ending on September 30, 2014. In the event this Agreement terminates as of September 30, 2014 and is not renewed or amended at such time, Ocean Spray shall have no obligation for receiving or processing the harvest of cranberries in 2014, but Ocean Spray shall have the purchase obligations specified in Section 5.E. in October, 2014.

        D.    Northland Obligations. Northland agrees that the only cranberries to be sent to Ocean Spray for processing will be the cranberries harvested from the Allowable Acreage. Northland shall promptly (no later than 5 business days) notify Ocean Spray if it learns that any of the cranberries sent to Ocean Spray for processing were not harvested on the Allowable Acreage. Northland covenants to Ocean Spray that all cranberry marshes which are included in the Allowable Acreage shall be subject to the terms and conditions of this Agreement, provided, however, that Ocean Spray acknowledges that with respect to any third party contract growers (other than with respect to John Swendrowski, his spouse, or trusts for the benefit of his children) on the date of this Agreement this covenant only applies to the extent those rights are not inconsistent with the existing contracts with third party growers. In the event any third party contracts are inconsistent with the terms of this Agreement, Northland agrees to use commercially reasonable efforts to amend the terms of those contracts with third party growers which are inconsistent with the terms of this Agreement to make the agreements consistent with the terms of this Agreement as soon as reasonably possible after the date hereof. Northland agrees not to enter into any new contract with third party growers unless the terms of such contract are consistent with the terms of this Agreement.

        E.    Covenants. Northland agrees that Ocean Spray shall be the exclusive receiver and processor for cranberries produced on the Allowable Acreage and processed in accordance with and subject to the terms of this Agreement; provided that Northland shall be permitted to use a processor other than Ocean Spray for any cranberries that are subject to a Final Rejection. Northland agrees that during the entire Term it will use commercially reasonable efforts to enter into and maintain in effect with John Swendrowski, his spouse, a trust for the benefit of his children or an entity controlled directly or indirectly by John Swendrowski as applicable, a standard-form “grower’s agreement” on terms mutually acceptable to Northland and John Swendrowski, which terms are not inconsistent with this Agreement and which terms are no less favorable to the party counter to Northland than the terms of Northland’s current form of agreement with its contract growers covering all cranberries (1) grown on marshes owned (directly or indirectly) or leased by John Swendrowski, or his spouse or trusts for the benefit of his children or any entity controlled directly or indirectly by John Swendrowski , and (2) purchased under any grower contract by and between John Swendrowski or his spouse or trusts for the benefit of his children, or any entity controlled directly or indirectly by John Swendrowski on the one hand and any third party contract growers on the other hand.

    2.    PROCESSING SERVICES

        A.    Ocean Spray’s Obligations. Subject to the provision of the Transitional Services by Northland during the Lease Term as set forth in Section 2.C. of this Agreement, Ocean Spray shall, during the Term, supply the following processing services (the “Services”) set forth in Section 2.A.1-5 with respect to the deliveries of Northland Products, including all labor, supplies, plant and equipment and the operation of the plant and equipment necessary to render the Services. Northland acknowledges that Ocean Spray may change its standards and procedures described on Exhibits 1, 2 and 3 from time to time, provided that material changes will require Northland’s prior consent, which consent will not be unreasonably withheld. Ocean Spray shall provide Northland with reasonable advance notice of all non-material changes.

1. Pesticide Screening Services.

(i) Provide services in connection with the pesticide screening program for all Northland Products as described in Exhibit 1, subject to Northland’s obligations in Section 2.B.

2. Receiving Services.

(i) Promptly receive, during the fruit receiving hours to be agreed upon by the parties, the Northland Products in quantities consistent with the forecasts provided by Northland to Ocean Spray and consistent with the schedule agreed to by the parties as provided in Sections 4.A. and B.

(ii) Unload the deliveries of the Northland Products and reject any cranberries as provided in Section 4.C and Exhibit 2.

(iii) Receive, clean and bin certain cranberries rejected as described in Section 4.C.

(iv) Collect and analyze representative samples of Northland Products upon delivery according to the procedures and standards set forth on Exhibits 1 and 2 and retain samples and record and report the findings for each delivery according to the procedures and standards set forth in Exhibit 2 attached hereto.

(v) Weigh and record the net weight results for each delivery.

(vi) Clean and place the delivered Northland Products into bins for freezing, or, at Ocean Spray’s option, send the Northland Products directly for processing.

(vii) Assign a Lot code to the Northland Products to allow specific identification and tracking of the Northland Products during storage and throughout processing into Concentrate.

(viii) Provide all transportation necessary to ship the cleaned Northland Products to a freezer location, if necessary.

3. Freezing and Storage Services for Northland Products.

(i) Freeze (unless the Northland Products were directly processed into Concentrate), store and track the inventory of the Northland Products received (and not subject to a Final Rejection) by Ocean Spray.

(ii) Provide all required freezer facilities for the Northland Products.

(iii) Manage the storage and freezing process in accordance with the procedures set forth on Exhibit 3.

(iv) Maintain the Northland Products after freezing in a frozen state as described on Exhibit 3.

(v) Provide all transportation necessary to ship frozen Northland Products to the pressing and concentrating facility.

4. Pressing and Concentrating Services.

(i) Provide all services necessary to convert the Northland Products (which are not subject to a Final Rejection) into Concentrate, including but not limited to grinding, pressing, filtering and evaporating.

(ii) Process the Northland Products (which are not subject to a Final Rejection) in compliance with and produce Concentrate which meets the specifications set forth on Exhibit 3 attached hereto.

(iii) Sample, analyze and retain samples of the Concentrate, and provide a certificate of analysis for each lot of Concentrate produced.

(iv) Package the Concentrate into 50-gallon drums per the specifications in Exhibit 3 attached hereto.

(v) Provide any transportation necessary to ship the packaged Concentrate to a freezer for storage.

(vi) Dispose of all waste materials resulting from the receiving and cleaning of the Northland Products and the conversion of Northland Products into Concentrate hereunder in accordance with all Applicable Laws, including but not limited to debris, wastewater and pomace.

5. Freezing and Storage Services for Concentrate.

(i) Freeze and store the Concentrate in accordance with the procedures set forth on Exhibit 3.

(ii) Provide pallets and palletize in accordance with Section 9.B. and load each Shipment on a carrier provided by Northland and according to instructions provided by Northland for each such Shipment.

(iii) Provide a bill of lading and a manifest for each Shipment listing number of drums and drum seal numbers.

(iv) All Shipments shall be as described in Section 5.

        B.    Northland’s Obligations. During the Term, Northland shall, with respect to, marshes owned or leased by Northland and its Affiliates, and shall exercise its rights under its grower contracts as reasonably necessary to cause any third parties whose cranberries will be processed under the terms of this Agreement to (1) comply with all Applicable Laws and the pesticide screening program as described in Exhibit 1, (2) allow Ocean Spray and its Affiliates and any of its representatives, employees, or agents (i) access to the cranberry marshes and (ii) the ability to test the marshes and the cranberries, and (3) cooperate fully with Ocean Spray, its Affiliates, its representatives, employees or agents with respect to the pesticide screening services on Exhibit 1. Ocean Spray shall in writing (which may be by e-mail) notify Northland prior to inspecting or testing any marshes on the Allowable Acreage, and if Northland so requests within 3 business days of receiving notice, representatives of Northland shall accompany Ocean Spray on any such inspection or testing.

        C.    Northland Transitional Services.

1. Description of Services. Notwithstanding anything to the contrary under this Agreement, the parties agree that, for the period commencing on the date of this Agreement and continuing until December 1, 2004 (“Lease Term”), Northland shall lease the Processing Plant under the terms of a Lease Agreement being entered into between Northland and Ocean Spray of even date herewith and shall, with its own employees, operate the Processing Plant to supply the receiving, cleaning and binning services described in Section 2.A.(2). of this Agreement with respect to the Northland Products delivered and accepted at the Processing Plant as contemplated by, and in accordance with, this Agreement (the “Transitional Services”); provided, however, that it shall be the obligation of Ocean Spray to arrange for the shipment, freezing and storage of the Northland Products once received, cleaned and binned or, at Ocean Spray’s, election, to direct Northland to freeze and store such Northland Products in the storage facility adjacent to the Processing Plant.

2. Acceptance of Northland Products. Northland shall refuse to accept any Northland Products delivered to the Processing Plant which Ocean Spray would be entitled to reject pursuant to Section 4.C. of this Agreement. Ocean Spray shall have a representative on site while Northland Products are being delivered to the Processing Plant to consult with Northland regarding the quality of the cranberries, and Ocean Spray may direct Northland to refuse to accept any Northland Products which Ocean Spray would be entitled not to accept under Section 4.C. of this Agreement if Ocean Spray were itself operating the Processing Plant during the Lease Term. Any cranberries that Northland refuses to accept or that Ocean Spray directs Northland to refuse to accept are referred to in this Section 2.C. of this Agreement as “Rejected Northland Products.” Northland may elect, for its own account, to clean and bin any Rejected Northland Products which it otherwise would be entitled to require Ocean Spray to clean and bin for Northland’s account under Section 4.C. of this Agreement, and Northland shall have the right to handle or dispose of such Rejected Northland Products at its own cost in the manner set forth in, and subject to the provisions of, Section 4.C. of this Agreement.

3. Fresh Fruit. During the Lease Term, Northland shall have the right to receive, clean and package cranberries (i) delivered to the Processing Plant for distribution as fresh fruit, up to a maximum amount of 100,000 cases of fresh fruit and (ii) cranberries from the Nekoosa marsh for distribution as organic fruit. Northland shall not be required to pay any processing fees for such fresh fruit or organic fruit from the Nekoosa marsh.

4. Transitional Services Fee. Northland shall be entitled to a fee for the Transitional Services calculated at the rate of $2.50 per Paid Weight Barrel of Northland Products received, accepted, cleaned and binned during the Lease Term, excluding the Rejected Northland Products and any Paid Weight Barrels utilized to produce fresh fruit or organic fruit pursuant to the preceding paragraph 3 of this Section 2.C. This fee for the Transitional Services shall be paid as a credit against the Fees otherwise payable by Northland to Ocean Spray pursuant to Section 12 of this Agreement, such credit to be applied against Northland’s monthly Fee payments for the months of October, November and December of 2004 in accordance with the following schedule:

Monthly Payment	Rate of Credit Per Paid Weight Barrel
October	$1.00
November	$1.00
December	$.50

5. Northland’s Representation. Northland represents and warrants that the Northland Products received, cleaned and binned by Northland pursuant to this Section 2.C. of this Agreement shall, as of the time of completion of such receiving, cleaning and binning services with respect to such Northland Products, are fit for human consumption and are not adulterated and that such Northland Products comply with Applicable Laws (as defined in Section 4.D. of this Agreement).

        Notwithstanding anything to the contrary in this Agreement, Ocean Spray makes no representation or warranty concerning the condition of the Northland Products at any time prior to Northland’s completion of the Transitional Services with respect to such Northland Products, and Ocean Spray shall have no liability on account of the failure of such Northland Products to comply with Applicable Law or to be fit for human consumption as of that time.

    3.    GUARANTEED CONCENTRATE PRODUCED PER BARREL OF NORTHLAND DELIVERIES

        Ocean Spray shall guarantee to return 1.66 gallons of 50 brix concentrate meeting the specifications set forth on Exhibit 3 for each Paid Weight Barrel of Northland Products delivered and processed into concentrate for Northland, provided the weighted average brix of such cranberries, as delivered (and which is not subject to a Final Rejection), is not less than 8.0, as further measured and calculated in accordance with Exhibit 2. If the weighted average brix of such cranberries is less than 8.0, Ocean Spray shall guarantee to return the gallons of 50 brix concentrate meeting the specifications set forth on Exhibit 3 for each Paid Weight Barrel of Northland Products delivered and processed into concentrate for Northland pursuant to a declining linear scale as illustrated in Exhibit 5.

    4.    DELIVERY FORECASTS; DELIVERIES

        A.    Delivery Estimate. Northland shall provide Ocean Spray on the Effective Date as Exhibit 7 and no later than January 15 of each calendar year of the Term a schedule itemizing the Allowable Acreage. Northland shall provide written notice to Ocean Spray within 10 business days after making any changes to the Allowable Acreage. Northland shall provide to Ocean Spray its good faith estimate, no later than September 1 of each year of the Term, of the expected volume of Northland Products for the upcoming crop year to be delivered to Ocean Spray by Northland. Prior to September 1 of each year of the Term, Northland and Ocean Spray shall use reasonable efforts to mutually agree on a fruit receiving schedule for each of Wisconsin and the West Coast, including tentative start and stop dates for the harvest and the hours for fruit receiving. At the Processing Plant and the Bandon Plant, Ocean Spray agrees that its fruit receiving station will be open to accept Northland Products for receiving on the same days as it is open for other Ocean Spray growers. Ocean Spray also agrees the receiving station at the Processing Plant will be open for hours during the harvest reasonably sufficient to allow Northland to deliver Northland Products daily in an amount not to exceed 5% of Northland’s preseason crop estimate to be delivered to the Processing Plant. Ocean Spray also agrees that the receiving station at the Bandon Plant will be open for hours during the harvest reasonably sufficient to allow Northland to deliver Northland Products daily in an amount not to exceed 5% of Northland’s preseason crop estimate to be delivered to the Bandon Plant.

        B.    Deliveries. During each year of the Term, Northland shall deliver the Northland Products to Ocean Spray at either the Processing Plant, the Bandon Plant or at such other location as shall be mutually agreed to by the parties. Northland may deliver to Eagle River the Northland Products from the four growers and their acres of marshes listed on Exhibit 8 for so long as Eagle River Cranberry Handlers Inc. is receiving, cleaning and binning their cranberries. Northland shall deliver the Northland Products to the applicable Ocean Spray processing plant from that crop year at a daily rate not to exceed a maximum of 5% of Northland’s preseason crop estimate to be delivered to such location. For the harvest in 2004, Northland shall not be required to deliver to Ocean Spray (i) the cranberries grown by the Oregon Contract Growers (ii) the organic fruit from the Nekoosa Marsh, and (iii) the fresh fruit, which fresh fruit shall not exceed 100,000 cases.

        C.    Deliveries of Cranberries/Rejection.

1. Excess Cranberries. Ocean Spray may choose not to receive any Northland Products which on a given calendar day are in excess of 5% of Northland’s preseason estimate to be delivered to the applicable receiving station. In the event Ocean Spray so chooses, Northland must deliver to Ocean Spray such excess Northland Products on the next day during the harvest.

2. Rejection Generally. After following the procedure set forth in this Section 4.C., Ocean Spray may reject any Northland Products which (1) do not meet the specifications as set forth on Exhibits 1 and 2 related to excessive trash, bad fruit, foreign material and color, or (2) do not comply with Northland’s warranty in Section 4.D. For rejections based upon the foregoing, Ocean Spray must provide notice of Initial Rejection of the Northland Products within 30 days of the actual date of delivery to Ocean Spray, provided that any rejection based upon a breach of Northland’s warranty in Section 4.D. may be made at any time. OCEAN SPRAY’S FAILURE TO MAKE SUCH CLAIMS WITHIN THE SPECIFIED TIME PERIOD WILL RESULT IN AN UNCONDITIONAL WAIVER OF SUCH CLAIMS. In the absence of notifying Northland of the proper rejection of the Northland Products, Ocean Spray will be deemed to have accepted the Northland Products.

3. Northland may have a representative on site when the Northland Products are being delivered for consultation with Ocean Spray regarding the quality of the cranberries. In the event Ocean Spray rejects the Northland Products because the color of the cranberries does not comply with the specifications on Exhibit 2, Ocean Spray shall receive, clean and bin the cranberries at the fee rate set forth on Exhibit 4, provided that, once cleaned and binned, Northland shall promptly at Ocean Spray’s request load and transfer the cranberries to a new location and Northland shall pay any applicable storage and transportation fees. In the event Ocean Spray rejects Northland Products due to pesticides (but only to the extent the presence of such pesticides breached the warranties in Section 4.D.) or other materials that are not capable of being removed in the cleaning process or in the event Ocean Spray rejects Northland Products because Ocean Spray reasonably believes the cranberries would potentially contaminate or damage other cranberries or Ocean Spray’s facilities or equipment, then Ocean Spray shall not be required to clean or bin such Northland Products and Northland shall remove such Northland Products from the receiving station at its expense within 24 hours. In the event that there is more than 20% rot and debris in any delivery of Northland Products, Ocean Spray may reject the Northland Products for purposes of processing such cranberries into concentrate, but Ocean Spray shall receive, clean and bin such Northland Products (other than the cranberries described above which Ocean Spray is not required to receive, clean and bin) at the fee rate set forth on Exhibit 4, and Northland agrees to pay the rot and debris charge as set forth on Exhibit 4.

4. Notice of Rejection. Ocean Spray will provide written notice (which may be by e-mail) that the fruit has been initially rejected for purposes of processing the fruit (the “Initial Rejection”) to either the representative on site or, in the event a Northland representative is not on site, to the representative set forth in Exhibit 6, specifying the reason for such Initial Rejection. Northland shall use commercially reasonable efforts to rework any properly rejected Northland Products to bring them into conformance with the specifications on Exhibit 1 and Exhibit 2 and to resubmit them to Ocean Spray for acceptance. If Northland agrees with the Initial Rejection and the fruit cannot reasonably be re-worked, Northland shall so notify Ocean Spray and it will be considered a final rejection (“Final Rejection”). If Northland disagrees with the Initial Rejection, Northland may take additional tests of the fruit or discuss the matter further with Ocean Spray. If there is a dispute as to whether Ocean Spray can reject the Northland Products, the parties agree that the fruit (other than fruit which Ocean Spray reasonably believes would potentially contaminate or damage other cranberries or Ocean Spray’s facilities or equipment) will be received, cleaned, binned and stored, until Ocean Spray agrees to accept the fruit, provided that if the fruit has not been accepted by Ocean Spray within forty five (45) days after the fruit is received by Ocean Spray, it shall be deemed a Final Rejection hereunder. If it is later determined that the Initial Rejection was proper and Ocean Spray cleaned and binned the fruit, Northland will pay the receiving, cleaning and binning fee on Exhibit 4, plus any additional reasonable storage charges.

5. Use of Northland Products Following Rejection. There shall be no restrictions on the rights of Northland to sell or otherwise use those specific Northland Products, which are subject to a Final Rejection hereunder. The rejection of any load by Ocean Spray shall not affect the requirement that Northland shall continue to deliver the remaining cranberries from the Allowable Acreage for processing during the current harvest and any future harvests pursuant to the terms of this Agreement

        D.    Warranties. Northland represents and warrants that all Northland Products, as of the time of delivery, (except for rot and debris/trash that should be removed by the normal cleaning process under the terms of this Agreement) are fit for human consumption, are not adulterated, and comply with all applicable federal, state and local laws and regulations, including but not limited to, the Pure Food and Drug Act, the Food, Drug and Cosmetic Act, the Federal Insecticide, Fungicide & Rodenticide Act, the Fair Packaging and Labeling Act and any applicable U.S. Food and Drug Administration and U.S. Department of Agriculture guidelines and regulations (“Applicable Laws”).

    5.    SHIPMENT FORECASTS; SHIPMENT ORDERS; PURCHASE OF NON-COMMITTED CONCENTRATE

        A.    Shipment Forecasts. Every thirty days, Northland shall send Ocean Spray a written, rolling 90-day forecast of Shipments that identifies the estimated weekly quantity of Shipments to be delivered to Northland by Ocean Spray during such period (“Rolling Forecast”).

        B.    Shipment Orders. Northland shall place orders for Shipments (a “Shipment Order”) not less than two (2) weeks prior to the requested Shipment date and in amounts materially consistent with the Rolling Forecast. Ocean Spray shall have no obligation hereunder to make any Shipments prior to November 30, 2004. Ocean Spray shall either schedule production in order to satisfy each Shipment Order or have sufficient quantities of Concentrate available in storage. Ocean Spray shall not be obligated to provide Concentrate or Ocean Spray Concentrate to Northland in any Year in amounts in excess of the Concentrate produced or to be produced from the Northland Products delivered to Ocean Spray from the harvest held in the immediately preceding harvest period. In any given month of a Year, Ocean Spray shall not be obligated to ship more than 1/6 of the amount of Concentrate required to be produced in a Year from the Northland Products and Ocean Spray shall not be obligated to ship Concentrate in any month to the extent doing so would result in total shipments for the relevant Year exceeding a fraction of the concentrate to be produced that Year with a numerator equal to the months (including any partial months) elapsed during the Year plus one and a denominator of twelve. Northland acknowledges and agrees that Concentrate processed by Ocean Spray and shipped to Northland under this Agreement may only be used as an ingredient for products sold (1) under the brand names Northland, Seneca, and Tree Sweet or (2) any other brand developed, licensed or purchased by Northland. In addition, during Year One, Northland acknowledges and agrees that concentrate processed from the Oregon Contract Growers may only be used as an ingredient for products sold under (1) the brand names of Northland, Seneca, and Tree Sweet or (2) any other brand developed, licensed or purchased by Northland. Other than as provided in Section 4.C. for concentrate produced from cranberries subject to a Final Rejection, Northland acknowledges and agrees that concentrate inventory owned by Northland on and after the date hereof (including without limitation the Holdback Inventory) may only be used as an ingredient for products sold under (1) the brand names of Northland, Seneca and Tree Sweet or (2) any other brand developed, licensed or purchased by Northland. Ocean Spray shall deliver the Concentrate to Northland at Ocean Spray’s facility or outside freezer location. Northland shall be responsible for securing, scheduling and paying for all transportation for the Shipments and Ocean Spray or its subcontractor shall be responsible for loading the Shipments from the applicable processing plant or freezer location. Northland agrees that all bulk tankers carrying the Concentrate shall be food grade stainless steel, dedicated to food transportation and marked accordingly. Northland shall cause the carrier to provide to Ocean Spray’s receiving location a wash certificate and information as to the specific products carried on the tank truck’s last three loads. Ocean Spray agrees that all points of entry and discharge on bulk tankers must be secured and sealed after filling. Ocean Spray shall cause the carriers to record the serial numbers of the seals on the bill of lading. Northland also agrees to use commercially reasonable efforts to cause its carriers to comply with the conditions set forth on Exhibit 3.

        C.    Nonconforming Goods. Northland shall have the right to reject concentrate for claims related to damages, defects, shortages and failure to meet the specifications on Exhibit 3 and for a breach of the representations in Section 17.A. The right to reject for all claims for damages, defects, shortages and failure to meet specifications on Exhibit 3 must be made within thirty (30) days of delivery of the Shipments by Ocean Spray to Northland’s carrier, provided that any claims related to a breach of Ocean Spray’s warranty in Section 17.A. may be made at any time. NORTHLAND’S FAILURE TO MAKE SUCH CLAIMS WITHIN THE SPECIFIED TIME PERIOD WILL RESULT IN AN UNCONDITIONAL WAIVER OF SUCH CLAIMS. Northland shall give Ocean Spray written notice for its basis for rejecting the Concentrate. In the absence of notifying Ocean Spray of the proper rejection of the Shipments, Northland will be deemed to have accepted the Shipments. Northland may not reject Shipments that were damaged during delivery by Northland’s common carrier after delivery to Northland F.O.B. Ocean Spray shall have the right to rework any properly rejected concentrates to bring them into conformance with the specifications on Exhibit 3 and to resubmit them to Northland for acceptance. Northland shall not have the right to reject Concentrates which are damaged or unacceptable due to a breach of Northland’s warranty in Section 4.D. In the event that Northland properly rejects the Concentrate after delivery, Ocean Spray shall pay shipping costs to have the Concentrate or Ocean Spray Concentrate delivered to the same location as previously delivered to by Northland.

        D.    Deferral of Shipments. In the event that Northland is in default with respect to any of its payment obligations in this Agreement and Ocean Spray has notified Northland of such default, Ocean Spray may, without incurring liability to Northland and without limiting any other right or remedy of Ocean Spray, defer further Shipments to Northland (including Concentrate under open purchase orders) until such default is remedied.

        E.    Purchase of Non-Committed Concentrate. On the fifth business day of each month during the Term, commencing in November 2004, Ocean Spray shall purchase from Northland an amount of Concentrate equal to the amount, if any, by which the Allowed Monthly Concentrate for the prior calendar month exceeds the Shipments for the prior calendar month(such difference, the “Non-Committed Concentrate”) and shall receive all right, title and interest in the Non-Committed Concentrate, free and clear of all liens and encumbrances, upon payment therefor. The purchase price per gallon for the Non-Committed Concentrate shall be calculated on a monthly basis and shall equal the average price per gallon (adjusted for international sales to not include freight and duty expenses) at which Ocean Spray or its Affiliates sold to third-party buyers (excluding sales for that concentrate which is used for the manufacture of Ocean Spray branded products) in arms length transactions of 50 Brix cranberry juice concentrate during the most recent six-month period preceding the month in which Ocean Spray is purchasing the Non-Committed Concentrate hereunder (the “Non-Committed Concentrate Price”). In the event the requested Shipments are greater than the Allowed Monthly Concentrate in any given month, the excess usage will be deducted from the next month’s and any subsequent months (if applicable) Allowed Monthly Concentrate solely for purposes of calculating the amount of Non-Committed Concentrate that Ocean Spray will be required to purchase hereunder. Northland shall issue invoices for the Non-Committed Concentrate, the payment terms of which shall be net 10 days from the date of the invoice, provided that Ocean Spray, following notice to Northland, may offset any fees (including without limitation Fees, storage fees, rot and debris fees and receiving, cleaning and binning fee) which are past due and are not being contested in good faith by Northland. If any invoice is not paid within such time, Ocean Spray shall be assessed a penalty of interest at an annual rate of 250 basis points over the three-month LIBOR rate as of the date such payment was due. All payments to Northland shall be made electronically to an account designated by Northland and shall be in United States currency or cash equivalent. Invoices may be delivered by email or facsimile transmission. Notwithstanding anything to the contrary herein, Ocean Spray shall have the ability, in its sole discretion, to purchase Northland Products in fruit form in lieu of any Non-Committed Concentrate that Ocean Spray is required to purchase pursuant to this Section 5.E. Northland shall deliver all right, title and interest in the Northland Products in fruit form in equivalent Barrels as calculated per Section 3 or Non-Committed Concentrate purchased by Ocean Spray hereunder, free and clear of all liens and encumbrances whatsoever upon receipt of payment therefor. Notwithstanding anything to the contrary herein, Ocean Spray shall not be required to purchase and may reject any Non-Committed Concentrate which may be damaged due to Northland’s breach of the warranty in Section 4.D, and there shall be no restrictions on the rights of Northland to sell or otherwise use such rejected Non-Committed Concentrate.

        F.    Calculation of the Non-Committed Concentrate Price. On or before the third business day of each month during the Term commencing November, 2004, Ocean Spray shall prepare and deliver to Northland (i) a statement listing the price and number of gallons (adjusted for international sales to not include freight and duty expenses) Ocean Spray or its Affiliates sold to third-party buyers (excluding sales for that concentrate which is used for the manufacture of Ocean Spray branded products) in arms length transactions of 50 Brix cranberry juice during the most recent six-month period preceding such month (which list will be itemized by customer but will not list the name of the customer) and (ii) Ocean Spray’s computation of the Non-Committed Concentrate Price for such month (the “Purchase Price Statement”), which statement shall have been certified as correct in all material regards by Ocean Spray’s chief financial officer. Ocean Spray’s auditors shall certify six months of Purchase Price Statements twice per year (by May 15 (certifying the statements from November though April and by November 15 (certifying the statements from May through October)).

        G.    Disagreements. If Northland disputes the Non-Committed Concentrate Price as calculated by Ocean Spray, Northland shall notify Ocean Spray in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) within 185 days of receipt by Northland of the Purchase Price Statement and Northland may request during such 185 day period any additional information related thereto, but Ocean Spray shall be under no obligation to provide the names of the relevant customers to Northland. Northland and Ocean Spray shall thereafter negotiate in good faith to resolve any such disagreements. If Northland and Ocean Spray are unable to resolve any such disagreements within 15 days of the date of notification to Ocean Spray of such disagreements, Northland shall have 15 days in which it may send its chief financial officer or his designee (other than John Swendrowski) on its behalf to review the records relating to Ocean Spray’s top ten customers during the six-month period required to be used to calculate the Non-Committed Concentrate Price. Northland’s chief financial officer or his designee shall enter into a confidentiality agreement with Ocean Spray prior to the review of the records, which, among other things, will provide that the chief financial officer or his designee may only disclose the Revised Non-Committed

Concentrate Price to Northland, and may not disclose any other information, including without limitation the names and sales amounts for the top ten customers, without the prior written consent of Ocean Spray. In the event Northland and Ocean Spray are not able to resolve the dispute within ten days of the chief financial officer’s or his designee’s review of the records, Northland and Ocean Spray shall submit the disagreement to an accounting firm of nationally recognized standing to be mutually selected by Northland and Ocean Spray, or if no agreement on such firm is reached, to a “big four” accounting firm other than any firm that has provided substantial services to Ocean Spray or Northland during the immediately preceding two years (the “Resolving Accounting Firm”). The Resolving Accounting Firm shall enter into a confidentiality agreement with Ocean Spray. The Resolving Accounting Firm shall only review the books and records of Ocean Spray relating to the six-month period required to be used to calculate the Non-Committed Concentrate Price. Any information, other than the Revised Non-Committed Concentrate Price, obtained during the review shall be maintained in confidence by the Resolving Accounting Firm and shall not be disclosed to Northland without the prior written consent of Ocean Spray. The resolution of such disagreements by the Resolving Accounting Firm shall be final and binding on Northland and Ocean Spray. In the event that the final determination of the Non-Committed Concentrate Price by the Resolving Accounting Firm differs from the Non-Committed Concentrate Price set forth on the Purchase Price Statement (the “Statement Differential”) by five percent or less, Northland shall pay the fees and expenses of the Resolving Accounting Firm relating to the resolution of any such disagreements. In the event that the Statement Differential is greater than five percent, such fees and expenses shall be paid by Ocean Spray. The Non-Committed Concentrate Price, as ultimately determined pursuant to this Section 5.G, shall be referred to herein as the “Revised Non-Committed Concentrate Price”. Notwithstanding anything to the contrary herein, Northland may only dispute and possibly have re-adjusted the prior six months of Purchase Price Statements.

        H.    Purchase Price Adjustment. For any month under this Agreement, if the Revised Non-Committed Concentrate Price is greater than the Non-Committed Concentrate Price, an amount equal to the excess of the Revised Non-Committed Concentrate Price over the Non-Committed Concentrate Price for such month, multiplied by the number of gallons of Non-Committed Concentrate for such month shall be added to the next monthly invoice to be paid by Ocean Spray. For any month under this Agreement, if the Revised Non-Committed Concentrate Price is less than the Non-Committed Concentrate Price, an amount equal to the shortage of the Revised Non-Committed Concentrate Price from the Non-Committed Concentrate Price for such month, multiplied by the number of gallons of Non-Committed Concentrate for such month shall be added to the next monthly invoice to be paid by Northland.

        I.    Holdback Inventory. In the event that Northland has any Holdback Inventory in its inventory eighteen (18) months after the Effective Date, Ocean Spray has the right, but not the requirement, to buy any Holdback Inventory at a price of $25.80 per gallon. If Ocean Spray does not buy the Holdback Inventory by the date that is nineteen months after the Effective Date, there shall be no restrictions on the right of Northland to sell or otherwise use such Holdback Inventory, so long as Northland has not received any Shipments under this Agreement at such date. Northland shall have the right to use the Holdback Inventory to fill open purchase orders under the Asset Purchase Agreement.

    6.    INGREDIENTS AND PACKAGING MATERIAL

        A.     Northland shall pay for and provide the deliveries of Northland Products. The Northland Products shall be delivered in bulk to the Processing Plant or such other processing location as the parties may mutually agree; provided that the cranberries grown by the Oregon Contract Growers may be delivered to the Bandon Plant beginning with the harvest in 2005. The Northland Products harvested from the four growers subject to the Crop Purchase Agreement, executed on April 7, 1999, which are to be cleaned and binned by Eagle River Cranberry Handlers as described on Exhibit 8 may be delivered to Eagle River for so long as Eagle River Cranberry Handlers Inc. is receiving, cleaning and binning the cranberries pursuant to such Grower Agreement. After the Northland Products have been delivered to Ocean Spray, Ocean Spray shall pay for and provide all ingredients (other than cranberries) and packaging materials (including, but not limited to, bins, drums, liners, seals, and pallets) required to produce, package, and ship the Concentrate. Ocean Spray shall pay for, supply and apply labeling on each package as set forth on Exhibit 2.

    7.    OWNERSHIP

        A.    Risk of Damage or Loss. Title in and to all Northland Products delivered to Ocean Spray and processed under this Agreement shall at all times be vested in and held by Northland; except that (i) title to the byproducts, including without limitation pomace, hulls and press cakes shall be transferred in full to Ocean Spray, (ii) title to any Northland Products or Non-Committed Concentrate purchased by Ocean Spray shall transfer to Ocean Spray pursuant to Section 5.E., and (iii) title to Concentrate produced from the Northland Products in excess of the guarantee in Section 3 of this Agreement shall transfer to Ocean Spray. Notwithstanding the foregoing provision and subject to Section 7.C of this Agreement, risk of damage or loss for any portion of the Northland Products or the Concentrate while at the Processing Plant, the Bandon Plant or subject to Ocean Spray’s or its Affiliates’ care, custody or control shall remain with Ocean Spray. Risk of damage or loss for the Concentrate shall pass to Northland upon delivery to Northland or its designee F.O.B. the Processing Plant, the Bandon Plant, the applicable freezer or such other location as the parties may mutually agree.

        B.    Title of Ocean Spray Property. Ocean Spray shall, at all times retain title to its specifications, formulas, ingredients, packaging materials and any other item purchased or provided by Ocean Spray pursuant to the terms of this Agreement.

        C.    Accounting for Northland Property. Ocean Spray shall at all times be responsible for all Northland Products and Concentrate subject to Ocean Spray’s, its Affiliates’, or its subcontractors’ care, custody or control and shall reimburse Northland for any unauthorized usage (which shall not include purchases by Ocean Spray pursuant to Section 5.E.) or any unaccounted Northland Products or Concentrate (“Unauthorized Loss”). Any failure of Ocean Spray to satisfy the guarantee set forth in Section 3 of this Agreement shall be deemed an Unauthorized Loss hereunder provided, however, that any amounts in excess of the guarantee shall be owned by Ocean Spray. Except as otherwise provided herein, payment for Unauthorized Losses shall be made by Ocean Spray within 10 days following receipt of Northland’s invoice thereof. As Northland’s sole and exclusive remedy, Ocean Spray shall satisfy any Unauthorized Loss relating to cranberries or concentrate by either, at Northland’s option, (A) providing replacement cranberries or concentrate, as the case may be (“Substitute Goods”), provided: (i) such Substitute Goods meet all of the specifications on Exhibits 1, 2 and 3, as applicable, and comply with Applicable Laws (ii) such Substitute Goods are delivered to the Processing Plant, the Bandon Plant, the freezer or other location mutually agreed upon F.O.B. and (iii) Ocean Spray delivers all right, title and interest in and to the Substitute Goods to Northland free and clear of all liens and encumbrances whatsoever within the time period agreed by the Parties, or (B) paying to Northland the Non-Committed Concentrate Price for any Unauthorized Loss related to Concentrate, or if the Unauthorized Loss relates to cranberries, the Non-Committed Concentrate Price for such cranberries (assuming such cranberries would have been converted into concentrate in the proportion set forth in Section 3 of this Agreement).

        D.    Inventory Verification. Ocean Spray shall provide Northland with a copy of the monthly perpetual inventories of all Northland Products and Concentrate in the care, custody or control of Ocean Spray, its Affiliates or subcontractors during the term of this Agreement as soon as practicable after the end of a month, but not later than the tenth business day of the following month. Northland representatives shall have the right to conduct a physical inventory once per fiscal year as coordinated with Ocean Spray.

    8.    QUALITY CONTROL

        A.    Standard of Performance. Ocean Spray will process, package and store all deliveries of Northland Products and Concentrate using the procedures set forth on Exhibit 2. Ocean Spray will comply with the specifications set forth on Exhibit 3.

1. Ocean Spray will allow Northland representatives to conduct inventories of Concentrate and Northland Products and inspections of the Processing Plant, the Bandon Plant and such other processing locations permitted hereunder at any time during normal business hours upon reasonable prior notice to Ocean Spray any time the Concentrate is actually being produced. Ocean Spray shall send samples of Northland Products and Concentrate to Northland at such times and in such quantities as Northland may reasonably request. Except for the raw fruit samples taken under Section 2.A.2., Northland shall reimburse Ocean Spray for the cost of taking the samples and shipping samples to Northland as provided in this Section 8.A.1.

2. Except as otherwise provided in this Section 8.A.2, Ocean Spray shall conduct sampling and evaluation of Northland Products upon delivery to the Processing Plant, the Bandon Plant and any other receiving location permitted hereunder and/or prior to use, as described in Exhibit 2 hereto. Northland, Northland’s third-party contract growers or their respective representatives may be present at the Processing Plant, the Bandon Plant and any other receiving location to observe, sample, inspect or evaluate the Northland Products as and when delivered, and evaluate Ocean Spray’s sampling and evaluation thereof hereunder. Ocean Spray shall not use Northland Products that it knows (based solely on the testing conducted pursuant to Exhibit 1) are adulterated or otherwise are not in compliance with Applicable Laws.

3. If Northland and Ocean Spray reasonably determine that material, work-in-process, or Concentrate are reconditionable or salvageable, Ocean Spray shall either rework the Concentrates to bring them into conformance with the specification on Exhibit 3 or Ocean Spray shall remove all Northland (or Northland customer) identification from them and dispose of them as Ocean Spray desires. If such rework is due to a breach of Northland’s warranty in Section 4.D., Northland shall pay for any additional fees incurred by Ocean Spray.

        B.    Inspections/Notifications. At Northland’s request, Ocean Spray shall make available at Ocean Spray’s facility the results of all federal, state, and/or local regulatory agency inspection reports and/or sanitation audits affecting the Processing Plant or any other facility at which Concentrate is manufactured, or equipment or raw packaging materials or products located therein during the Term. Ocean Spray shall notify Northland immediately by telephone of any such inspections or audits which indicate the presence of any agent or substance which is considered by the United States Food and Drug Administration or any other federal, state or local government authority as being indicative of either unsanitary practices or of public health concern. Northland shall notify Ocean Spray immediately by telephone of any complaints relating to the Concentrate.

        C.    Recalls. Either Ocean Spray or Northland shall promptly implement any recall requested by one of the parties in connection with Concentrate properly rejected by Northland pursuant to this Agreement or any recall ordered by federal, state or local authorities.

    9.    CODES AND PALLETS

        A.    Codes. Each lot of Concentrate shall be identified by a unique code.

        B.    Pallet System. Unless the parties shall mutually agree upon a different system, Ocean Spray shall ship Concentrate unitized. All pallets shall be in good sanitary condition and 48 inches x 40 inches in size, Grocery Manufacturing Association (“GMA”) or equivalent hardwood, four way entry pallets or CHEP pallets.

    10.    SPECIFICATIONS

        A.    General Specifications. Ocean Spray shall perform the Services in accordance with the following:

1. the Pesticide Screening procedures as set forth on Exhibit 1;

2. the Procedures and Standards as set forth on Exhibit 2; and

3. the specifications for Concentrate as set forth on Exhibit 3.

        B.    Amendments to Specifications. Northland may not change the terms of the Specifications without the prior written consent of Ocean Spray, which consent shall not be unreasonably withheld in the event that Northland pays the costs of any required changes in the processing, packaging, labeling or equipment. If any Specifications are changed in a manner that results in increases in Ocean Spray’s costs of processing and packaging the Northland Products or Concentrate, Ocean Spray shall advise Northland as to the amount of such increased costs and shall provide Northland with appropriate documentation substantiating such increased costs. If any Specifications are changed in a way that adversely affects the yield, Ocean Spray and Northland shall mutually adjust the yield guarantee in Section 3 accordingly. Ocean Spray and Northland shall mutually agree on an appropriate adjustment to the Fees (as hereinafter defined) to reflect such increased costs.

    11.    INSURANCE

        A.    Required Coverages. Ocean Spray agrees, during the term of this Agreement, to keep and maintain, at Ocean Spray’s sole expense, or cause third parties to maintain, as the case may be, insurance with insurance carriers reasonably acceptable (and Ocean Spray’s carriers as of the date hereof shall be deemed to be reasonably acceptable) to Northland as follows:

1. Such statutory worker’s compensation insurance for Ocean Spray’s employees as is required by law.

2. Property insurance for (A) the replacement cost of Northland Products in Ocean Spray’s care, custody and control, and (B) the replacement cost of Concentrate in Ocean Spray’s care, custody and control, with Northland named as an additional insured as its interests may appear.

3. General commercial liability insurance with combined bodily injury, property damage, product liability, and completed operations coverage in the amount of $2,000,000 per occurrence, $10,000,000 in the aggregate, which names Northland as an additional insured.

        B.    Required Coverages. Northland agrees, during the term of this Agreement, to keep and maintain, at Northland’s sole expense, insurance with insurance carriers reasonably acceptable to Ocean Spray, as follows:

1. Worker’s compensation insurance covering employees who may enter upon Ocean Spray’s premises in accordance with Applicable Laws and Northland shall take reasonable steps to make sure that its common carriers have worker’s compensation insurance in accordance with Applicable Laws covering any of the carriers’ employees who may enter upon Ocean Spray’s premises.

2. General commercial liability insurance with combined bodily injury, property damage, product liability, and completed operations coverage in the amount of $2,000,000 per occurrence, $10,000,000 in the aggregate, which names Ocean Spray as an additional insured.

        C.    Insurance Certificates. Each party shall furnish the other party with certificates of insurance evidencing policies of insurance satisfying the requirements set forth in this Section within 15 days of the execution of this Agreement and shall annually furnish proof of such insurance at the request of the other party. The parties shall not allow any policies required hereunder to lapse without comparable replacement coverage in place which is consistent with the terms of this Section.

        D.    Insurance following Termination. The parties shall be required to maintain general commercial liability insurance for a period ending one year after termination of this Agreement, unless shipments of Concentrates were never delivered to Northland pursuant to this Agreement.

    12.    FEES

        A.    Fees. Northland shall pay to Ocean Spray for each Paid Weight Barrel of Northland Products delivered and accepted by Ocean Spray a processing fee for the Services as set forth in Exhibit 4 hereto (the “Fees”) (except as set forth in Section 2.C.3.). Northland shall pay one twelfth (1/12) of the estimated total processing Fees each month commencing November 1 of any Year, based upon the Paid Weight Barrels delivered to Ocean Spray during the immediately preceding harvest, except as set forth in Section 2.C.3. Any differences between the estimated Fees and the actual Fees in any year shall be invoiced in October of the following year.

        B.    Eagle River Fee Adjustment. Northland shall be solely responsible for paying any amounts owing to Eagle River Cranberry Handlers, Inc.; provided that, as between Ocean Spray and Northland, to the extent Eagle River Cranberry Handlers, Inc. receives, cleans, bins and loads for transport/shipment any cranberries delivered by Alder Lake Cranberry Corporation, H.E. Query, Inc. or Charles Goldsworthy d/b/a/ Thunder Lake Cranberry Marsh and Tomahawk Cranberry Marsh, Northland shall receive from Ocean Spray a credit against the Fees in the amount of $1.50 for each Paid Weight Barrel of Northland Products handled by Eagle River Cranberry Handlers, Inc. during the harvest in 2004 (and not in any subsequent harvests). Thereafter, for so long as the Eagle River arrangement for receiving, cleaning and binning is in effect, Northland shall receive from Ocean Spray a credit against Fees in the amount of $1.00 for each Paid Weight Barrel of Northland Products handled by Eagle River Cranberry Handlers, Inc. The credits pursuant to this Section 12.B. shall be applied against the Fees as incurred until satisfied in full. Northland shall use commercially reasonable efforts to attempt to terminate the Eagle River Cranberry Handlers, Inc. arrangement for receiving, cleaning and binning as soon as reasonably practicable after the date of this Agreement .

        C.    Additional Fees. If Northland desires that Ocean Spray conduct any special processing or blending steps or services, or any additional testing, it may so request in writing. However, Ocean Spray will not be obligated to perform any such special steps, services or testing unless and to the extent that it specifically agrees to do so in writing, which agreement may be conditioned, among other things, on additional fees and charges to be paid and borne solely by Northland.

        D.    Invoices. Ocean Spray may from time to time invoice Northland for the Fees and any other appropriate amounts payable by Northland under this Agreement. Ocean Spray’s invoices may be submitted electronically to Northland.

        E.    Payment. Northland shall pay all invoices to Ocean Spray net 10 days and if not paid within such time, Northland shall be assessed a penalty of interest at an annual rate of 250 basis points over the 3 month LIBOR rate as of the date such payment was due. All payments to Ocean Spray shall be made electronically to an account designated by Ocean Spray and shall be in United States currency or cash equivalents.

    13.    RECORDS AND REPORTS

        A.    Production Records. During the harvest, Ocean Spray shall provide a daily computer listing and sample analysis on the Northland Products delivered the prior day to the Processing Plant, the Bandon Plant or such other Ocean Spray facility as may be used. The data will be provided by load and will include grower identification, gross weight, net weight, brix, color, excess moisture analysis, trash and bad fruit in accordance with Exhibit 2. Ocean Spray shall prepare and maintain any other reports specifically required under Applicable Law or otherwise relating to its obligations under this Agreement. Ocean Spray shall provide reports, at Northland’s request, following completion of a concentrator run, sharing data on the brix color, acid of the fruit as well as brix, color, acid and turbidity and yield of the concentrate, and shall prepare such reports using Ocean Spray’s then current methodology. Northland’s representatives, including its independent public accountants, shall have the right at Northland’s expense, upon not less than five days’ prior written notice to review Ocean Spray’s books and records which relate solely to production and quality of inventory specifically related to the Northland Products. Northland shall maintain, and cause its representatives to maintain, the confidentiality of such information. The records to be prepared and maintained hereunder shall be retained by Ocean Spray for the greater of: (i) a period of six years following the final date of production hereunder; or (ii) such period as may be required under Applicable Law. Notwithstanding the foregoing, Ocean Spray’s books and records relating to the Non-Committed Concentrate Price and the Purchase Price Statement shall be handled in accordance Section 5.G.

        B.    Other Records. Northland shall prepare and maintain accurate records of the Allowable Acreage. In addition, Northland shall prepare and maintain accurate records relating to its obligations under this Agreement, as well as such other records as may be specifically required under Applicable Law. Ocean Spray’s representatives other than Martin Potter, including its independent public accountants, shall have the right at Ocean Spray’s expense, upon not less than five days’ prior written notice to review Northland’s books and records necessary for confirmation of Allowable Acreage, compliance with the Pesticide Screening Program as described in Exhibit 1, and compliance with Section 5.B., provided that Northland shall not be required to disclose any information relating to Northland’s formulas. Ocean Spray shall maintain, and cause its representatives to maintain, the confidentiality of such information. The records to be prepared and maintained hereunder shall be retained by Northland for the greater of: (i) a period of six years following the final date of production hereunder; or (ii) such period as may be required under applicable federal, state or local law.

    14.    CONFIDENTIAL INFORMATION

        A.    Confidential Information. The parties understand and agree that during the term of this Agreement information will be provided to, or will come to the attention of, one party and its employees, agents, and representatives regarding the other party, which information is of value to the disclosing party and is not generally available to the public. This information may include but is not limited to the terms of this Agreement, formulations, specifications, product development histories, test results, ideas, marketing concepts, documentation, designs, drawings, techniques, personnel, technical and financial data, models, flow charts, procedures, know-how, methods, inventions and forecasts pertaining to the Northland Products, the Concentrate, Northland, Northland contract growers or Ocean Spray (hereinafter collectively referred to as “Confidential Information”). The Purchase Price Statement shall be considered Confidential Information. The receiving party agrees to maintain in confidence and not to use or disclose such Confidential Information to a third party other than for the purposes of this Agreement and provided such third party has duly executed a confidentiality agreement pursuant to which such third party has agreed to maintain in confidence and not use or disclose such Confidential Information other than for the purposes of this Agreement. The parties further agree to limit dissemination of access to Confidential Information to their employees, agents or representatives requiring such Confidential Information for the purposes contemplated by this Agreement. Northland also acknowledges and agrees that Confidential Information of Ocean Spray’s may be disclosed during visits to Ocean Spray’s processing plants or other facilities and agrees that any such Confidential Information shall be subject to the terms of this Agreement.

        B.    Exceptions, Return of Information. These obligations do not apply to the use or disclosure of information which is already known to the receiving party through proper means prior to disclosure by the disclosing party (as evidenced by written or other tangible records), is in the public domain at the time it is disclosed, is independently and lawfully developed by the receiving party completely without reference to the Confidential Information (as evidenced by written or other tangible records), is communicated by the receiving party under court order or other lawful compulsory process (provided that the disclosing party is given notice thereof as soon as practicable), or has been disclosed without restriction to the receiving party in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure, or is communicated by receiving party after receiving written approval from the disclosing party, or is required to be disclosed by the party under applicable federal or state securities laws. Within 30 days of demand by the disclosing party or termination of this Agreement, whichever occurs first, the receiving party shall return all such Confidential Information, and any copies thereof, to the disclosing party, provided, however, that the receiving party shall be allowed to maintain Confidential Information (i) which is necessary to allow the receiving party to perform its obligations under this Agreement, or (ii) which may be necessary for the receiving party to comply with any Applicable Laws. The obligations of this Section 14 regarding Confidential Information shall survive the termination of this Agreement.

        C.    Exceptions. Notwithstanding anything to the contrary herein, (i) Ocean Spray shall be allowed to transmit Confidential Information to its employees, representatives, agents and subcontractors on a need to know basis and to Ocean Spray’s board of directors; and (ii) Northland shall be allowed to transmit Confidential Information to its employees, representatives, agents and Affiliates on a need to know basis and to Northland’s board of directors. Notwithstanding anything to the contrary herein, Ocean Spray shall be entitled to inform the appropriate governmental authorities or any other third party in the event it believes that any of the Northland Products which have been rejected could reasonably be deemed to harm or injure any third parties or otherwise be harmful to the cranberry industry.

    15.    LABELING AND DISCLAIMER OF INTEREST IN NORTHLAND TRADEMARKS

        Except as provided herein, neither this Agreement nor the performance of any Service by Ocean Spray or its Affiliates hereunder shall give or is intended to give Ocean Spray or its Affiliates any right, title or interest in or to any trademark owned or licensed by Northland and Ocean Spray hereby disclaims any right, title or interest in or to any trademark used in the packaging of Northland Products or Concentrate. Ocean Spray shall not at any time in the future use any materials or containers bearing any such trademark except in connection with the manufacturing and packaging of Northland Products or Concentrate for Northland under this Agreement.

    16.    LIENS AND SECURITY INTERESTS

        Ocean Spray specifically waives any and all liens and/or security interests which it might acquire by operation of law or otherwise in the Northland Products or Concentrate. Ocean Spray’s continued right to possession of the Northland Products or Concentrate shall be determined solely by the terms and conditions of this Agreement, and Ocean Spray shall not at any time have the power of sale or disposal over any Northland Products or Concentrate, except upon the prior written consent and at the direction of Northland. Notwithstanding the foregoing, nothing herein shall limit or preclude Ocean Spray from exercising full ownership rights with respect to any Northland Products and Concentrate to which Ocean Spray acquires title under this Agreement.

    17.    WARRANTIES

        A.    By Ocean Spray. Subject to Northland’s warranty in Section 4.D., Ocean Spray represents and warrants to Northland that the Concentrate and the Ocean Spray Concentrate as of the time of delivery to Northland complies with Applicable Law, is not adulterated and is fit for human consumption. EXCEPT AS SET FORTH IN THIS SECTION 17A, OCEAN SPRAY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE CONCENTRATES, WHETHER EXPRESS OR IMPLIED AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED AND STATUTORY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE AND NONINFRINGEMENT.

        B.    Disclaimer by Northland. OCEAN SPRAY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) NORTHLAND IS TRANSFERRING ANY NON-COMMITTED CONCENTRATE PURCHASED BY OCEAN SPRAY HEREUNDER AS IS, WHERE IS AND WITH ALL FAULTS OTHER THAN THOSE FAULTS DUE TO THE BREACH OF NORTHLAND’S WARRANTIES HEREUNDER AND (ii) NEITHER NORTHLAND NOR ANY OTHER PERSON IS MAKING, AND OCEAN SPRAY IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, OTHER THAN THOSE PROVIDED IN THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE NON-COMMITTED CONCENTRATE, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO OCEAN SPRAY BY NORTHLAND OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY OCEAN SPRAY CONCERNING THE NON-COMMITTED CONCENTRATE.

        C.    Disclaimer by Ocean Spray. NORTHLAND SPECIFICALLY ACKNOWLEDGES AND AGREES THAT OCEAN SPRAY IS NOT MAKING ANY REPRESENTATIONS AND WARRANTIES TO NORTHLAND RELATING TO THE PESTICIDE SCREENING PROGRAMS AS DESCRIBED IN EXHIBIT 1. Notwithstanding anything to the contrary herein, the Pesticide Screening Program shall not affect the representation and warranty made by Northland in Section 2.C or Section 4.D.

    18.    INDEMNIFICATION

        A.    By Ocean Spray. Ocean Spray shall defend, indemnify and hold Northland harmless from and against any and all liability, loss, damage, cost or expense incurred by Northland (including reasonable attorney’s fees) arising out of or in connection with (i) the breach of Ocean Spray’s warranties and agreements herein (unless such breach is caused by a breach of Northland’s representations, warranties and obligations hereunder), (ii) any patent infringement relating to any equipment, technology, process or method used by Ocean Spray or its Affiliates in providing the Services hereunder which is not specifically required by the Specifications, and (iii) any recall to the extent such recall is attributable to the breach of Ocean Spray’s representations and warranties herein, provided, however, that such indemnification in (i) through (iii) shall not apply to the extent that such losses, claims, damages and liabilities arise from the willful misconduct or gross negligence of Northland or its representatives .

        B.    By Northland. Northland shall defend, indemnify and hold Ocean Spray harmless from and against any and all liability, loss, damage, cost or expense incurred by Ocean Spray (including reasonable attorney’s fees) arising out of or in connection with (i) the breach of Northland’s representations, warranties and obligations hereunder (unless such breach is caused by a breach of Ocean Spray’s representations, warranties and obligations hereunder), (ii) the incorporation of the Concentrate into another product, unless the Concentrate failed to meet any of Ocean Spray’s representations and warranties herein (iii) any recall to the extent such recall is attributable to the breach of Northland’s representations and warranties herein and (iv) intellectual property infringement arising out of the use of Northland’s or its third-party licensors’ trademarks, trade names, copyrights, brands, marketing, label, designs or any other proprietary right at the direction of Northland; provided, however, that such indemnification in (i) through (iv) shall not apply to the extent that such losses, claims, damages and liabilities arise from the willful misconduct or gross negligence of Ocean Spray or its representatives or subcontractors .

        C.    Notice; Third Party Claims. For purposes of this Section 18C, “indemnified party” and “indemnifying party” shall, as appropriate, refer to Northland or Ocean Spray. The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail (including the basis and the dollar amount), of any claim, demand, action or proceeding for which indemnification will be sought under this Section, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding that includes a full release of the indemnified party and involves only monetary damages and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such reasonable costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement. The indemnified party shall cooperate with the indemnified party and its legal representatives and accountants in the investigation of any action, claim, or liability covered by this Agreement.

        D.    Limitations on Liability. The amounts for which an indemnifying party shall be liable under Sections 18A and 18B shall be net of any insurance proceeds received or to be received by the indemnified party in connection with the facts and circumstances giving rise to the right of indemnification. OCEAN SPRAY SHALL HAVE NO LIABILITY TO NORTHLAND OR ANY THIRD PARTY FOR DAMAGES OR LIABILITY OR INJURY TO A THIRD PARTY ARISING FROM THE MISUSE OR MISAPPLICATION OF THE CONCENTRATE OR FROM THE CONCENTRATE BEING INCORPORATED INTO ANOTHER PRODUCT UNLESS THE CONCENTRATE FAILED TO MEET ANY OCEAN SPRAY REPRESENTATIONS AND WARRANTIES HEREIN. The liability of any party shall be limited such that the indemnified party shall not be entitled to more than one recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants or agreements made by the indemnifying party in this Agreement. If Northland has properly rejected Concentrate in accordance with Section 5.C. by reason of non-compliance with the specifications on Exhibit 3 or for non-compliance with the other terms, conditions and provisions of this Agreement within the applicable thirty (30) day period for rejection or for any damages, defects, shortages or failure to meet specifications on Exhibit 3, notwithstanding anything to the contrary herein, Northland’s sole and exclusive remedy (unless otherwise agreed to in writing by the parties) for any properly rejected Concentrate or shortages shall be replacement concentrate, which meets the specifications on Exhibit 3, which shall be shipped at Ocean Spray’s cost to Northland (provided that Northland had previously paid the shipment costs associated with such rejected Concentrate), and delivered in a reasonable time.

        E.    Exclusivity. The rights of indemnity provided in this Agreement shall be exclusive of all other rights of indemnity or contribution, whether created by law or otherwise after the Effective Date relating in any way to the subject matter of this Agreement.

    19.    TERMINATION AND RETURN OF PROPERTY

        A.    By Northland. In the event Ocean Spray breaches any representation or warranty or fails to perform any obligation in this Agreement, Northland may, in its sole discretion, after providing Ocean Spray with a 60-day written notice to cure, terminate this Agreement, provided that Northland shall have the ability to terminate this Agreement in the event any nonpayment to Northland is not received within 30 days of notice of default, unless such nonpayment is disputed in good faith by Ocean Spray.

        B.    By Ocean Spray. If at any time Northland breaches any representation or warranty or fails to perform any obligation in this Agreement, Ocean Spray may, in its sole discretion, after providing Northland with a 60-day written notice to cure, terminate this Agreement, provided that Ocean Spray shall have the ability to terminate this Agreement in the event any nonpayment to Ocean Spray is not received within 30 days of notice of default, unless such nonpayment is disputed in good faith by Northland.

        C.    Termination for Small Harvests. Ocean Spray may, in its sole discretion, terminate this Agreement, as provided in this Section 19.C., if the deliveries to Ocean Spray during any harvest are less than 100,000 Barrels and only in accordance with the following procedures:

1. Ocean Spray may provide written notice to Northland prior to March 30 of a calendar year (based upon the deliveries in the immediately prior harvest), that Ocean Spray does not desire to process fruit for the following harvest and that it desires to terminate this Agreement. In such case, Ocean Spray shall terminate this Agreement effective as of October 6 of such calendar year, provided that Ocean Spray shall continue to receive, clean and bin (but not process) the Northland Products at the rate specified in Exhibit 4 for the first fall harvest after the notice of termination, and Section 2.A.2 shall continue in existence until December 1 of such calendar year.

2. Ocean Spray may also provide written notice to Northland after March 30 of a calendar year (based upon the deliveries in the immediately prior harvest) that it desires to terminate this Agreement, Ocean Spray shall terminate this Agreement effective as of October 6 of the following calendar year, provided that Ocean Spray shall (i) continue to process fruit for the first fall harvest after the notice of termination (and all of Ocean Spray’s other obligations under this Agreement, including under Section 5.E. shall remain in effect) and (ii) continue to receive, clean and bin (but not process) the Northland Products at the rate specified in Exhibit 4 for the second fall harvest after the notice of termination, and Section 2.A.2 shall continue in existence until December 1 of such year.

        D.    Return of Property on Termination. Upon termination of this Agreement for any reason, Ocean Spray shall assemble for delivery to carriers of Northland’s selection all Northland Products and Concentrate provided that Ocean Spray may request payment in full for any Fees owed to it hereunder prior to the release of such products. Costs of such delivery shall be borne by Northland if termination is by Ocean Spray pursuant to Section 19.B. and by Ocean Spray is termination is by Northland pursuant to Section 19.A.

        E.    Return of Records on Termination. In the event of any termination of this Agreement, Ocean Spray agrees for itself and its employees and Affiliates to promptly deliver to Northland all written and other tangible originals and copies of all technical, confidential, and proprietary information, and not retain any copies thereof or use any such information without the prior written consent of Northland, except that Ocean Spray may retain those records it is required to maintain at the Processing Plant, or such other processing location pursuant to and for such period as may be required under Applicable Laws.

    20.    OTHER OBLIGATIONS

        A.    Further Actions; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by either party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the transactions contemplated by this Agreement that are required under applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

        B.    Other Requests. The parties agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to perform and consummate the services and transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If suit or other action is threatened or instituted by any Governmental Entity or other entity challenging the validity or legality, or seeking to restrain the performance and consummation of the services and transactions contemplated by, this Agreement, the parties shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action, and shall each bear their own costs incurred in connection with doing so.

        C.    Notification. Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain, limit or prohibit the consummation of the services and transactions contemplated by this Agreement.

        D.    Exceptions. Notwithstanding anything to the contrary in this Agreement, to the extent the action of a Governmental Entity described in this Section 20 prevents either party from carrying out any of its obligations under this Agreement, provided that the parties comply with their obligations in Section 20.B.: (i)neither party may assert a claim for breach of this Agreement on account of actions or inactions of the other party taken to comply with such Governmental Entity’s action, (ii) neither party may be entitled to any termination or reformation of this Agreement due to such Governmental Entity’s action, and (iii) neither party may make any other claim against the other party in connection with such Governmental Entity’s action.

        E.    DEFINITIONS

        The following capitalized terms when used herein shall have the meaning indicated below. Definitions of certain other capitalized terms are set forth elsewhere in this Agreement.

        “Affiliates” shall mean any person (including but not limited to natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts and other organizations) who, controls, is controlled by or is under common control with such person.

        “Allowable Acreage” shall mean (i) the total acreage of cranberry marshes owned or leased by Northland or its Affiliates, (ii) the total acreage of cranberry marshes under contract by and between Northland or its Affiliates and any third party contract growers, (iii) the total acreage of cranberry marshes owned (directly or indirectly) or leased by John Swendrowski, or his spouse or trusts for the benefit of his children or any entity controlled directly or indirectly by John Swendrowski and (iv) the total acreage of cranberry marshes under contract by and between John Swendrowski or his spouse or trusts for the benefit of his children, or any entity controlled directly or indirectly by John Swendrowski on the one hand and any third party contract growers on the other hand.

        “Allowed Monthly Concentrate” shall mean (i) with respect to the month of October of each Year under this Agreement, one twelfth of the amount of Concentrate required to be produced by Ocean Spray at the yield guarantee specified in Section 3 from the Northland Products delivered to Ocean Spray from the beginning of the harvest through the end of October of such Year (the “Allowed October Concentrate”), and (ii) with respect to any of the months of November through September of each Year under this Agreement, one-eleventh of the excess of (A) the amount of concentrate required to be produced by Ocean Spray at the yield guarantee specified in Section 3 from the Northland Products delivered to Ocean Spray from the beginning of the harvest through December 1 of such Year over (B) the Allowed October Concentrate for such Year. For purposes of illustration, assuming that 600,000 Paid Weight Barrels of Northland Products were delivered to Ocean Spray by October 31, 2004, and that the yield guarantee is equal to 1.66, the Allowed Monthly Concentrate related to October 2004 would be equal to 83,000 gallons ((600,000 X 1.66)/12). Assuming that an additional 20,000 Paid Weight Barrels of Northland Products were delivered to Ocean Spray during the month of November 2004, the Allowed Monthly Concentrate related to each of the months of November 2004 through September 2005 shall be equal to 86,018.18 gallons (((620,000 X 1.66) — 83,000)/11).

        “Bandon Plant” shall mean the processing plant located at Highway 101 South, Bandon, Oregon.

        “Barrel” shall mean 100 pounds of cranberries.

        “Change in Control” shall mean through a single transaction or a series of transactions (i) Sun Northland LLC and their Affiliates and John Swendrowski, no longer own more than 50% of the voting securities of Northland (whether by stock purchase, redemption, merger or otherwise), (ii) all or substantially all of the assets of Northland are transferred to one or more non-Affiliate(s) (other than as contemplated by the Option Agreement or the Asset Purchase Agreement), (iii) the Northland trademark or brand or another trademark or brand owned by Northland is transferred to a non-Affiliate or (iv) another brand is purchased by Northland. In the event there is any other material change in Northland’s manner of conducting its business related to the Northland trademark or brand or another trademark or brand owned by Northland, including without limitation the licensing of a trademark or brand owned by Northland to a third party, entering into a marketing or distribution agreement or a joint venture agreement, or any other similar agreement, Ocean Spray shall have the right to declare such change in Northland’s business to be a Change in Control.

        “Concentrate” shall mean all the cranberry juice concentrate produced by Ocean Spray from the deliveries of Northland Products.

        “Dispute” shall mean any dispute or disagreement between Ocean Spray and Northland concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; and (b) exclude any dispute or disagreement between the parties concerning the Non-Committed Concentrate Price, which shall be resolved pursuant to the provisions of Section 5.G. of this Agreement.

        “Eagle River Facility” shall mean the facility located at 703 West Pine Street, Eagle River, Wisconsin.

        “Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational, any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, or any court or other judicial authority.

        “Holdback Inventory” shall mean the cranberry juice concentrate owned by Northland as of the date of this Agreement.

        “Lot” shall mean (i) those cranberries delivered from the cranberry marshes described in the definition of Allowable Acreage in (i)during any twenty four hour calendar day and (ii) each load of cranberries from cranberry marshes described in the definition of Allowable Acreage in (ii) (iii) and (iv).

        “Maximum Deliveries” shall mean for any given Year under this Agreement, the amount of Northland Products harvested from the Allowable Acreage during the month of September immediately preceding such Year, and in October and November during such Year, provided that following a Change in Control the Maximum Delivery for any Year shall be equal to the Northland Products harvested from marshes comprising total acreage of no more than (x) 110% of the Allowable Acreage as of the date hereof (y) minus the acreage of any marshes sold by Northland after the date of this Agreement and prior to the Change in Control (which amount will not be subtracted if the buyer of the marsh becomes a Northland contract grower or Northland or its Affiliates leases the applicable marsh in a sale lease back arrangement.)

        “Northland Products” shall mean all cranberries harvested from the Allowable Acreage.

        “Ocean Spray Concentrate” shall mean the cranberry juice concentrate provided by Ocean Spray as Substitute Goods.

        “Option Agreement” shall mean the Option Agreement by and between Northland and Ocean Spray, dated as of the date hereof.

        “Oregon Contract Growers” shall mean all third-party contract growers who have committed to deliver cranberries grown by them from marshes located in the states of Oregon or Washington.

        “Paid Weight Barrel” shall mean one Barrel of cranberries less debris, rot and moisture as determined by sampling and evaluation at the time of delivery to Ocean Spray in accordance with Exhibit 2.

        “Processing Plant” shall mean the processing plant located at 3131 Industrial Street, Wisconsin Rapids, WI.

        “Purchase Agreement” shall mean the Asset Purchase Agreement by Ocean Spray and Northland as of the date hereof.

        “Shipment” shall mean an amount of Concentrate produced by Ocean Spray and ordered for use by Northland.

        “Specifications” shall mean the formulae, standards and manufacturing procedures as set forth in Exhibits 1, 2 and 3 attached hereto.

        “Year” shall mean, for any given year under this Agreement, the period of time from October 1 to and including September 30 of the next year. For example, any reference to Year One of this Agreement shall refer to the period of time from October 1, 2004 to and including September 30, 2005.

        Each capitalized term listed below is defined in the corresponding Section listed below:

Term	Section No.
Agreement	Preamble
Applicable Laws	4.D
Confidential Information	14.A
CPR	22.E.3
Effective Date	1.C

Excess Products Option	1.A
Fees	12.A
Final Rejection	4.C
GMA	9.B
Indemnified Party	18.C
Indemnifying Party	18.C
Initial Rejection	4.C
Lease Term	2.C
Non-Committed Concentrate	5.E
Non-Committed Concentrate Price	5.E
Northland	Preamble
Ocean Spray	Preamble
Purchase Price Statement	5.F
Replacement	22.E.11
Request	22.E.3
Rejected Northland Products	2.C
Resolving Accounting Firm	5.G
Revised Non-Committed Concentrate Price	5.G
Rolling Forecast	5.A
Services	2.A
Shipment Order	5.B
Statement Differential	5.G
Substitute Goods	7.C
Term	1.C
Transitional Services	2.C
Unauthorized Loss	7.C

    21.    MISCELLANEOUS

        A.    No Assignment. Neither party may assign or transfer this Agreement without the express written consent of the other party. Notwithstanding the foregoing, Northland may assign this Agreement without the consent of Ocean Spray to any person, corporation or other entity with or into which Northland may be merged, or to which all or substantially all of its assets (or its remaining assets, at any given time) or the Northland brand may be sold or otherwise transferred, and Northland hereby agrees that in connection with any such transaction, at Ocean Spray’s option, Northland shall obtain from the other party or parties to such transaction its or their agreement to assume and be responsible for all of Northland’s obligations hereunder and otherwise to be bound by the terms of this Agreement. Each party agrees to notify the other party within fifteen (15) calendar days following any assignment that does not require the other party’s consent. Northland agrees to send Ocean Spray a notice within fifteen (15) days of a Change in Control. Northland also may assign this Agreement to any of its lenders as collateral security. Ocean Spray may assign this Agreement without the consent of Northland to (i) an Affiliate or (ii) any of its lenders as collateral security, provided that Ocean Spray shall remain responsible for all of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted successors and assigns. Notwithstanding anything to the contrary herein, Ocean Spray may subcontract with third parties to provide any of its obligations hereunder including but not limited to any of its processing or storage obligations; provided that Ocean Spray may only subcontract with third parties to perform its receiving obligations with the prior consent of Northland.

        B.    Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (1) personally delivered; (2) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (3) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. All such notices, demands or requests shall be to the following addresses, or to such other address as either party may designate, in writing, from time to time:

If to Northland:

Northland Cranberries, Inc. 2321 West Grand Avenue Wisconsin Rapids, WI 54495 Attention: Kenneth A. Iwinski, Vice President Legal Facsimile: 715-422-6840

With a copy to

Kirkland & Ellis LLP Attn: Douglas C. Gessner 200 East Randolph Drive Chicago, IL 60601 Facsimile: 312-861-2200

If to Ocean Spray:

Ocean Spray Cranberries, Inc. One Ocean Spray Drive Lakeville-Middleboro, MA 02349 Attention: Neil F. Bryson, General Counsel Facsimile: (508) 946-7304

With a copy to:

Quarles & Brady LLP 411 East Wisconsin Avenue Suite 2040 Milwaukee, WI 53202 Attention: Fredrick G. Lautz Facsimile: 414-271-3552

        C.    Severability. If any provision of this Agreement is declared invalid as contrary to law or public policy, the remaining provisions hereof shall continue to remain in full force and effect.

        D.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        E.    Dispute Resolution.

1. Process. If a Dispute arises, the parties shall follow the procedures specified in this Section 22.E.

2. Negotiations. Ocean Spray and Northland shall promptly attempt to resolve any Dispute by negotiations between Ocean Spray and Northland. Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall meet at a mutually acceptable time and place within five (5) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by the parties within fifteen (15) calendar days of the disputing party’s notice, or if the parties fail to meet within such five (5) calendar days, either party may initiate mediation as provided in Section 22.E.3. of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by legal counsel.

3. Mediation. If the Dispute is not resolved by negotiations pursuant to Section 22.E.2. of this Agreement, the parties shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either party may initiate a nonbinding mediation proceeding by a request in writing to the other party (the “Request”), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, with the following exceptions:

(i) if the parties have not agreed within ten (10) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either party, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

(ii) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (a) a written settlement is reached; or (b) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (c) the parties agree in writing that an impasse has been reached; or (d) is thirty (30) calendar days after the Request and none of the events specified in Sections 22.E.3.ii.(a), (b) or (c) have occurred. No party may withdraw before the conclusion of the proceeding.

4. Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 22.E.2. of this Agreement or by mediation pursuant to Section 22.E.3. of this Agreement within 50 calendar days after initiation of the negotiation process pursuant to Section 22.E.2. of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court sitting in Milwaukee County, Wisconsin.

5. Provisional Remedies. At any time during the procedures specified in Sections 22.E.2. and 22.E.4. of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 22.E.

6. Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 22.E. of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

7. Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

8. Extension of Deadlines. All deadlines specified in this Section 22.E. of this Agreement may be extended by mutual agreement between Ocean Spray and Northland.

9. Enforcement. The parties regard the obligations in this Section 22.E. of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 22.E. of this Agreement by either Ocean Spray or Northland, the other party may bring an action to seek enforcement of such obligations in any state or federal court sitting in Milwaukee County, Wisconsin.

10. Costs. Ocean Spray and Northland shall each pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Section 22.E. of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 22.E.3. of this Agreement.

11. Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Section 22.E. of this Agreement for any reason, then the functions specified in this Section 22.E. of this Agreement to be performed by CPR shall be performed by another entity or individual engaged in a business equivalent to that conducted by CPR as is agreed to by Northland and Ocean Spray (the “Replacement”). If Ocean Spray and Northland cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Eastern District of Wisconsin upon application. If a Replacement is selected by either means, this Section 22.E. shall be deemed appropriately amended to refer to such Replacement.

        F.    No Waiver. A waiver of a breach or default will not constitute a waiver of any terms or conditions of this Agreement or of any subsequent similar breach or default.

        G.    Survival. Except as otherwise provided in this Agreement, any representations, warranties, indemnification rights, and guarantees of either party contained in this Agreement shall survive the termination of the Agreement.

        H.    Incorporation of Exhibits. All Exhibits which are attached hereto are incorporated herein by reference.

        I.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. No conflicting, additional or different terms, provisions or conditions contained in any proposals, quotations, purchase orders, confirmations, acknowledgments, acceptances, invoices or similar documents used by the parties to facilitate specific deliveries of the Northland Products or purchases of the Concentrate pursuant to this Agreement shall have any applicability with respect to the deliveries of the Northland Products or purchase and sale of the Concentrate hereunder; provided, however, that specific information covering quantities, delivery dates, methods of transportation and other miscellaneous information used to implement the deliveries of the Northland Products or the purchase and sale of the Concentrate hereunder shall apply to the extent not inconsistent with this Agreement.

        J.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        K.    Force Majeure. If either party is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government (including the Cranberry Marketing Order as promulgated by the United States Department of Agriculture), natural disasters or storms, fire, act of terrorism, explosion, riot, blackout, war or political strike, labor disputes (excluding labor disputes for Ocean Spray’s own employees), failure or delay of third party transportation, or the unavailability of raw materials, then such party’s performance of its obligations prevented by such force majeure event hereunder shall be excused during the period of such event and the time for performance of such obligations shall be automatically extended by the same period. Ocean Spray will use reasonable efforts to store the Concentrate at at least two different freezer locations. If there is a force majeure which affects the Processing Plant, Ocean Spray will use reasonable efforts to receive Northland Products at Ocean Spray’s other Wisconsin locations. If there is a force majeure which affects Ocean Spray’s ability to process Northland Products hereunder, Ocean Spray, at its option, shall either (1) allow Northland to move the Northland Products to another location to be processed at Northland’s expense (and Northland shall receive a credit for all Fees previously paid with respect to such fruit less fees applicable to any completed receiving, cleaning, binning, freezing and storage services for such fruit) and there shall be no restriction on the rights of Northland to sell or otherwise use such Northland Products moved to another location, or (2) subcontract the processing of the Northland Products to a third party. If Ocean Spray has a labor dispute with its employees, Northland will take reasonable efforts to work with Ocean Spray to have the Northland Products delivered to other Ocean Spray locations.

        L.    Party Representatives. Throughout the Term, Ocean Spray and Northland shall each designate representatives to facilitate cooperation between the parties regarding their respective obligations under this Agreement. Such representatives may be changed from time to time by notice from one party to the other. Attached hereto as Exhibit 6 are the initial representatives designated by each of the parties and their specific areas of responsibilities.

        M.    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any other person or entity other than Northland and Ocean Spray and their respective successors and assigns (to the extent permitted under Section 22.A) any rights or remedies under or by virtue of this Agreement.

        N.    Independent Contractor. In performing services pursuant to this Agreement, Ocean Spray shall operate as in independent contractor.

        O.    Specific Performance. In addition to other remedies provided by law or equity, upon a breach by one party of any of the covenants contained in this Agreement, the other party shall be entitled to have a court of competent jurisdiction enter an injunction prohibiting any further breach of the covenants contained in this Agreement, other than as provided in Section 20.B.

        P.    Modification. Following the third harvest under this Agreement, the parties agree to negotiate in good faith to determine if commingling of Ocean Spray cranberries and Northland Products will be permitted, and, if commingling is permitted, agree to make any changes to this Agreement which are necessary changes to permit Ocean Spray to commingle the Ocean Spray products and Northland Products.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Toll Processing Agreement as of the date and year first above written.

NORTHLAND CRANBERRIES, INC.
By: /s/ John Swendrowski
Its: Chief Executive Officer
OCEAN SPRAY CRANBERRIES, INC.
By: /s/ Mike Stamatakos
Its: Vice President, Operations